Exhibit 99

1601 Market Street Philadelphia, Pennsylvania 19103-2337 800 523.1988 215 231.1000	News Release

Contact:

Elizabeth Emmons – phone: 215 231.1334

email: elizabeth.emmons@radian.biz

Mona Zeehandelaar – phone: 215 231.1674

email: mona.zeehandelaar@radian.biz

Radian Incurs $96.0 Million Charge on Manufactured Housing Transaction

Charge will Reduce Fourth Quarter Earnings by $62.0 Million

PHILADELPHIA, Pa., January 14, 2004 — Radian will add $96.0 million to its loss reserves in anticipation of $111.0 million in claims from a single manufactured housing transaction originated and serviced by Conseco Finance Corp. The increase in reserves will result in a $62.0 million, or $0.66 per share, after tax reduction in earnings for the fourth quarter of 2003. Radian held a $15.0 million case reserve for this transaction at the end of the third quarter of 2003 and the current reserve totaling $111.0 million, represents Radian’s par exposure on the transaction. The losses are expected to be paid out over the next several years; to date, none have been paid.

Radian Insurance Inc., a subsidiary of private mortgage insurer Radian Guaranty Inc. and writer of non-traditional mortgage insurance, provided credit enhancement on $45.0 million in AA certificates, $40.0 million in A certificates and $26.0 million in BBB certificates, of a $1.0 billion transaction that closed in June of 2000. At inception, Radian’s loss position was senior to an estimated first loss position of $145.0 million. In September of 2001, this transaction was one of several investment grade transactions reinsured by Radian Asset Assurance Inc., one of Radian’s financial guaranty subsidiaries. At that time, the transaction was performing within expectations.

1601 Market Street Philadelphia, Pennsylvania 19103-2337 800 523.1988 215 231.1000	News Release

“This transaction performed within expectations until the end of 2002,” stated Radian Chief Financial Officer Bob Quint. “At that time, the bankruptcy of Conseco led to a deterioration in performance. During 2003, the performance improved, however it did not improve to the extent necessary to avoid ultimate losses. It became evident during our year-end surveillance review that the correct action was to establish reserves for the entire exposure.”

“Radian prides itself on its disciplined and prudent approach to risk management,” stated Radian Chairman and Chief Executive Officer Frank P. Filipps. “And while we believe this is an isolated incident, we no longer directly participate in this asset class.

Nevertheless, we have learned a difficult lesson on limiting our single market exposure and will apply this lesson going forward.”

“We remain committed to the financial guaranty business,” Filipps added. “To demonstrate this commitment, Radian Group will immediately contribute $65.0 million in capital to Radian Asset Assurance from funds currently held at the parent company. “

Radian currently has direct exposure in two other transactions with a different manufactured housing lender, representing a total exposure of $140.0 million. In addition, Radian Reinsurance Inc., Radian’s other financial guaranty subsidiary, has $255.0 million in reinsured manufactured housing exposure. Currently, Radian does not expect losses on any of these transactions.

Radian will hold a conference call on Thursday, January 15, 2004, at 9:00 a.m. Eastern time. The call can be accessed by dialing 800 622.9923, and will also be broadcast live over the Internet at www.radiangroupinc.com/RadianGroup/grp_invest_conf.asp. A replay of the webcast will be available at this site approximately two hours after the live broadcast ends.

1601 Market Street Philadelphia, Pennsylvania 19103-2337 800 523.1988 215 231.1000	News Release

Radian Group Inc. is a leading credit enhancement provider to the global financial and capital markets, headquartered in Philadelphia. Radian’s subsidiaries provide products and services through three business lines: financial guaranty, mortgage insurance and mortgage services. Additional information may be found at www.radiangroupinc.com.

The following is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

The statements contained in this release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including but not limited to, the following risks: changes in the business practices of Fannie Mae and Freddie Mac; general economic developments such as extended national or regional economic recessions (or expansions), changes in housing values, interest rate changes or volatility; changes in investor perception of the strength of private mortgage insurers or financial guaranty providers, and risks faced by the businesses, municipalities or pools of assets covered by Radian’s insurance; the loss of significant customers with whom Radian has a concentration of its insurance in force; the potential for more severe or more frequent losses associated with certain Radian products that are riskier than traditional mortgage insurance and municipal guaranty insurance policies; material changes in persistency rates of Radian’s mortgage insurance policies; downgrades of the insurance financial-strength ratings assigned by the major ratings agencies to Radian’s operating subsidiaries; intense competition from others and from alternative products to private mortgage insurance and financial guaranty insurance; legislative and regulatory changes affecting demand for private mortgage insurance and financial guaranty insurance; changes in claims against mortgage insurance products resulting from the aging of Radian’s mortgage insurance policies; and changes in Radian’s ability to maintain sufficient reinsurance capacity in an increasingly concentrated reinsurance market. Investors are also directed to other risks discussed in documents filed by Radian with the Securities and Exchange Commission.

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